Exhibit 4.13

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of June 21, 2016 by and among CSC Holdings, LLC, a limited liability company incorporated and existing under the laws of Delaware (as successor by merger to Neptune Finco Corp. (the “Initial Issuer”), the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Initial Issuer, the Trustee and the other parties thereto have heretofore executed and delivered an indenture, dated as of October 9, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 10.125% Senior Notes due 2023 (the “2023 Notes”) and 10.875% Senior Notes due 2025 (the “2025 Notes”, and together with the 2023 Notes, the “Notes”);

WHEREAS, pursuant to Sections 5.03, 9.01 and 9.05 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Defined Terms

Section 1.01.        Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital thereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

Obligations and Agreements; Agreement to be Bound

Section 2.01.        Obligations and Agreements. The Issuer hereby succeeds the Initial Issuer as Issuer under the Indenture and as such will have all of the rights and privileges, and be subject to all of the obligations, duties, covenants and agreements, of the Issuer under the Indenture and the Notes.

Section 2.02.        Agreement to be Bound. The Issuer irrevocably and unconditionally agrees to be bound by all of the provisions of the Indenture and the Notes applicable to the Issuer and to perform all of the obligations, duties, covenants and agreements of the Issuer under the Indenture and the Notes.

ARTICLE 3

Miscellaneous

Section 3.01.        Notices.  All notices and other communications to the Issuer shall be given as provided in the Indenture, at its address set forth below:

CSC Holdings, LLC

1111 Stewart Avenue

Bethpage, New York 11714

U.S.A.

Facsimile: +1 (516) 803-2577

Section 3.02.        Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.03.        Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04.        Jurisdiction. The Issuer irrevocably (i) agrees that any legal suit, action or proceeding against it arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding.

Section 3.05.        Severability Clause.  In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.06.        Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.07.        Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.08.        Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.09.        Successors.  All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

Section 3.10.        Trustee.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible for or in respect of the sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, which have been made by the Issuer.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

CSC HOLDINGS, LLC, as Issuer

By:	/s/ Charles Stewart
Name: Charles Stewart
Title: Vice President, Treasurer and Chief Financial Officer

(Signature Page to Completion Date Supplemental Indenture (Senior Notes))

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Assistant Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Assistant Vice President

(Signature Page to Completion Date Supplemental Indenture (Senior Notes))